Exhibit 2.2

                                 AMENDMENT NO. 1

                                       TO

                          AGREEMENT AND PLAN OF MERGER

         This Amendment No. 1, dated as of December 30, 1996 to the Agreement and Plan of Merger, dated as of September 17, 1996 (the "Original Agreement") by and among Heilig-Meyers Company (the "Purchaser"), HM Merger Subsidiary, Inc. and Rhodes, Inc. (the "Company").

         The parties to the Original Agreement wish to amend the Original Agreement to delete the requirement that the Purchaser assume outstanding options to purchase shares of Company under the Rhodes, Inc. stock option program.
         NOW, THEREFORE, the parties agree as follows:

         1. All terms defined in the Original Agreement shall have the same meanings unless the context requires otherwise.

         2. Section 6.10 shall be deleted in its entirety and the following inserted in lieu thereof:

         Section 6.10  Stock Options.

                  (a) Before or at the Effective Time, the Company shall cancel each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") issued pursuant to any incentive or stock option program of the Company (the "Company Stock Plan") whether such Company Stock Options are vested or unvested, and the Purchaser shall have no obligation to assume any Company Stock Options.

                  (b) Before or at the Effective Time, Purchaser shall recommend for consideration to its Compensation Committee (or Sub-Committee) a grant of options to purchase shares of Purchaser's Common Stock under Purchaser's 1994 Stock Option Plan ("Purchaser's Option Plan") to each Company executive employee who as of the


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         Effective Time (before any  cancellation  by virtue of Section  6.10(a)
         above) holds an outstanding Company Stock Option. The terms and conditions of the grant of such stock option awards made by Purchaser
         shall  be  determined  by   Purchaser's   Compensation   Committee  (or
         Sub-committee); provided, however, that the number of shares covered by each option to be granted under Purchaser's Option Plan shall be determined in accordance with the formula approved by the Chairman and Chief Executive Officer of the Company (or his designee) and the
         Chairman  and  Chief  Executive   Officer  of  the  Purchaser  (or  his
         designee). At the closing, the Purchaser shall deliver a certificate executed by an officer of the Purchaser certifying that the Purchaser's Compensation Committee (or Sub-committee) has granted stock option awards as contemplated by this Section 6.10(b).

         3. This Amendment shall be governed by and construed in accordance with its laws of the State of Virginia without giving effect to the provisions thereof relating to conflict of laws.

         4. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         5. The Original Agreement and this Amendment shall be read together to constitute one agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.

                                           HEILIG-MEYERS COMPANY


                                           By: /s/ Roy B. Goodman
                                           ------------------------------
                                              Name: Roy B. Goodman
                                              Title: Sr. Vice-President



                                            HM MERGER SUBSIDIARY, INC.


                                            By: /s/ Roy B. Goodman
                                            -----------------------------
                                               Name: Roy B. Goodman
                                               Title: Secretary and Treasurer



                                            RHODES, INC.


                                            By: /s/ J.H. Dugan
                                            -----------------------------
                                               Name: J.H. Dugan
                                               Title: Sr. V.P.